Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	May 7, 2008
949-250-7781

California Coastal Communities, Inc. Reports First Quarter Results

•                  First quarter revenues of $5.0 million, down 59% year-over-year, reflects delivery of eight homes compared with 15 homes in first quarter 2007.

•                  Gross operating profit of $1.1 million generated primarily from two Brightwater coastal homes, along with six inland project deliveries.

•                  Net loss of $700,000, or $.06 per diluted share, primarily reflects an approximately $400,000 after-tax loss on interest-rate hedge contract required by 2006 term loan agreement.

•                  First quarter 2008 loss reduced by 77% compared with first quarter 2007 loss of $3.0 million, or $.28 per diluted share, primarily due to absence of impairments in 2008 period.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ: CALC) reported a net loss of $700,000, or $.06 per diluted share for the quarter ended March 31, 2008 compared with a net loss of $3.0 million or $.28 per diluted share for the first quarter of 2007.  Results  for the first quarter of 2008 reflect the delivery of eight homes at the Company’s homebuilding projects in Southern California, which generated $1.1 million of gross operating profit compared with the delivery of 15 homes and $800,000 of gross operating profit before impairment charges in the comparable period of 2007.  Homebuilding gross operating profit was offset by net operating expenses of $2.2 million and $1.8 million for the first quarter of 2008 and 2007, respectively, and an impairment charge of $4.0 million in 2007, resulting in pretax loss of $1.1 million and $5.0 million, respectively.  The increase in operating expenses for the first quarter of 2008 compared with the first quarter of 2007 primarily reflects a $700,000 increase in other expenses incurred under the 2006 interest rate swap agreement that the Company was required to enter into when it obtained a $125 million senior secured term loan. Approximately $200,000 of this expense was for cash payments and the remaining $500,000 was for non-cash valuation adjustments. The after-tax impact of these interest rate swap expenses was approximately $400,000.

Raymond J. Pacini, CEO of the Company commented: “The housing market continued to be challenging during the first quarter of 2008. We held a grand opening for The Cliffs and The Breakers neighborhoods at

Brightwater on March 15, 2008 and generated net sales orders for 11 homes at Brightwater during the quarter.  While consumers for new homes are hesitant to purchase in today’s environment, we are hopeful that Brightwater’s unique coastal location and superior product will continue to generate sales throughout the year.  Historically, under-supplied coastal markets such as Huntington Beach have been the first markets to recover from real estate down cycles. Given the absence of competition in Huntington Beach due to the lack of available land for new single-family detached home development, we expect that once consumers believe coastal real estate prices have stabilized, our sales volume will increase.”

The Company’s 105-acre Brightwater project is located near the corner of Pacific Coast Highway and Warner Avenue, and overlooks the Pacific Ocean and the recently restored 1,200-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 78% of real estate inventories as of March 31, 2008.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 30-40%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

First quarter homebuilding revenues of $5.0 million reflect a $7.2 million decrease compared with the first quarter of 2007.  This decrease is primarily due to a reduction in the number of deliveries to eight homes in the first quarter of 2008, compared with 15 homes delivered in the same period of 2007.

The average sales price of homes delivered in the first quarter of 2008 decreased to $625,000 from $813,300 in 2007, primarily reflecting the absence of deliveries at the higher priced Rancho Santa Fe project in the first quarter of 2008 compared with six Rancho Santa Fe deliveries in 2007, as well as sales price reductions and increased incentives at our Inland Empire and Lancaster projects in 2008. These decreases were partially offset by two Brightwater deliveries at an average price of $1.1 million per home.

Homebuilding gross margin before impairment for the first quarter of 2008 was 22.0%, compared with 6.6% in the first quarter of 2007. The Company generated $300,000 more in homebuilding gross operating profit before impairment charges during the first quarter of 2008 compared with the comparable period in 2007, primarily as a result of two deliveries at Brightwater which generated a 33.8% gross profit of $700,000. This was partially offset by reduced margins for six deliveries at our inland projects due to the prolonged real estate downturn which has resulted in lower selling prices and greater incentives at the Inland Empire and Lancaster projects.

During the first quarter of 2008, net new orders increased 23% to 16 homes compared with 13 homes during the comparable period of 2007, primarily due to 11 sales orders generated at Brightwater during the quarter. Cancellations as a percentage of new orders were 27% during the first quarter of 2008, compared with the 32% cancellation rate during the comparable period of 2007.

Backlog as of March 31, 2008 decreased to 12 homes compared with 15 homes as of March 31, 2007.  The average sales price of homes in backlog increased from $530,000 to $1.4 million, primarily reflecting nine Brightwater homes in escrow as of March 31, 2008 at an average sales price of $1.8 million.  The Company’s standing inventory at its inland projects was reduced from 33 homes as of December 31, 2007 to 27 homes as of March 31, 2008.  Total standing inventory as of March 31, 2008 was 38 homes, with 11 completed and unsold homes at Brightwater. The Company continues to actively evaluate pricing strategies and other sales incentives in an effort to sell inland project standing inventory at an orderly rate during this challenging housing market.

The results for the first quarter of 2008 continue to reflect the continued weakness in the housing market, which has been compounded by difficulties in the mortgage lending industry prompted by the collapse of the subprime lending market that have resulted in more stringent lending standards, higher interest rates on jumbo mortgages and tightening of credit available to many homebuyers.  Further, potential homebuyers are more cautious about purchasing a home due to uncertainty about the future direction of home prices, their ability to sell existing homes, and the appearance of an economic recession. In view of present circumstances, the Company expects the real estate market downturn to continue throughout the remainder of 2008 and into 2009.

The Company currently has active homebuilding projects in Huntington Beach in Orange County, the Inland Empire areas of Riverside and San Bernardino Counties; and Lancaster in northern Los Angeles County.  As of March 31, 2008, the Company has an inventory of 712 owned lots, reduced by 9.0% compared with the 782 lots owned and controlled a year ago. This decrease reflects deliveries and the absence of acquisitions since 2005.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community. Hearthside Homes is building all of the homes at Brightwater and has delivered over 2,100 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of a recession, terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended March 31,
	2008	2007

Homes delivered	8	15

Home sales revenue	$5.0	$12.2

Cost of sales:
Homebuilding	3.9	11.4
Loss on impairment of real estate inventories	—	4.0
	3.9	15.4

Gross operating profit (loss)	1.1	(3.2)

Gross margin percentage before loss on impairment	22.0%	6.6%

PER HOME DATA

Average sales price (a)	$625,000	$813,300

Average gross margin before loss on impairment (b)	$137,500	$53,300

NUMBER OF ACTIVE COMMUNITIES	5	6

NET NEW ORDERS	16	13

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period	8	2

Completed homes in inventory, and in escrow	4	13

Total backlog	12	15

Completed homes in inventory, unsold	38	35

Entitled lots owned at end of period (c)	662	732

Total homes and lots	712	782

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period	$15.4	$1.5

Completed homes in inventory, and in escrow	2.0	6.5

Total value of backlog	$17.4	$8.0

(a)	Changes are primarily due to changes in product mix and location, as well as inland home sales price reductions that were necessary to be competitive under current market conditions.
(b)	Changes are primarily due to higher margins at Brightwater in the first quarter of 2008, partially offset by the effects of the industry-wide slowdown in our inland markets.
(c)	Includes 345 and 356 homes and lots, respectively, at the Brightwater project in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues
Homebuilding	$5.0	$12.2
Cost of sales
Homebuilding	3.9	11.4
Loss on impairment of real estate inventories	—	4.0
	3.9	15.4
Gross operating profit (loss)	1.1	(3.2)

Selling, general and administrative expenses	1.6	1.7
Other expense, net	.6	.1
Loss before income taxes	(1.1)	(5.0)
Benefit from income taxes	(.4)	(2.0)

Net loss	$(.7)	$(3.0)

Net loss per common share:
Basic	$(.06)	$(.28)
Diluted	$(.06)	$(.28)

Common equivalent shares:
Basic	10.9	10.9
Diluted	10.9	10.9

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31, 2008	December 31, 2007
ASSETS

Cash and cash equivalents	$1.2	$24.3
Restricted cash	5.9	6.0
Real estate inventories	295.2	286.4
Deferred tax assets	44.8	44.4
Other assets, net	6.4	6.5

Total assets	$353.5	$367.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$10.2	$12.5
Senior secured project revolver	67.0	76.0
Senior secured term loan	121.0	121.8
Other project debt	47.3	48.8
Other liabilities	7.1	7.0

Total liabilities	252.6	266.1
Stockholders’ equity	100.9	101.5

	$353.5	$367.6

Shares outstanding (a)	10.9	10.9

Stockholders’ equity per common share (b)	$9.26	$9.31

(a)	Includes outstanding options for 17,500 shares.

(b)

The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.